NEWS RELEASE

PAR PACIFIC HOLDINGS COMPLETES COMMON STOCK RIGHTS OFFERING

HOUSTON, September 22, 2016 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today announced the completion of its previously announced registered rights offering. The subscription period for the rights offering expired at 5:00 p.m., New York City time, on September 14, 2016.

Subscription rights to purchase 4,075,220 shares of the Company’s common stock were exercised, which represented 100% of the maximum number of common shares available under the rights offering. The rights offering resulted in gross proceeds, before expenses, to the Company of approximately $49.9 million. The Company used the proceeds from the rights offering to repay all accrued and unpaid interest and a portion of the outstanding principal amount on its 2.5% convertible subordinated bridge notes. The remaining $3,340,982 aggregate principal amount of bridge notes was mandatorily converted into 272,733 shares of common stock based on a conversion price of $12.25 per share.

About Par Pacific Holdings

Par Pacific Holdings, Inc., based in Houston, Texas, is a growth-oriented company that owns, manages and maintains interests in energy and infrastructure businesses. Par Pacific’s business is organized into three primary segments of refining, retail and logistics. Par Pacific has refining and logistics assets in Hawaii and Wyoming and a retail distribution network in Hawaii. Par Pacific also owns an equity investment in Laramie Energy, LLC, a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast and East Coast. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct.  Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date.  Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise except as required by law. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:

Christine Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com